Exhibit 99.1

Chicago Entertainment Ventures Purchases Remaining Interest

From Tribune Media Company

CHICAGO, Jan. 25, 2019—Tribune Media Company (NYSE: TRCO) and the Chicago Cubs today announced that Chicago Entertainment Ventures, LLC, the Cubs’ parent company, has completed the purchase of Tribune’s remaining five percent membership interests in Chicago Entertainment Ventures, LLC. The transaction occurred pursuant to the exercise of a purchase right under the parties’ agreements and concludes Tribune’s ownership interest in the Cubs and their affiliates.

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About the Chicago Cubs

The Chicago Cubs franchise, a charter member of Major League Baseball’s National League since 1876, has won the National League pennant 17 times and was the first team to win back-to-back World Series titles in the 1907 and 1908 seasons. In 2016, the Chicago Cubs made history again when the team won its first World Series in 108 years, ending the longest championship drought in North American sports. Known for its ivy covered outfield walls, hand-operated scoreboard and famous Marquee, iconic Wrigley Field has been the home of the Chicago Cubs since 1914, making it the second oldest ballpark in Major League Baseball. In 2009, the Ricketts family assumed ownership of the Chicago Cubs and established three main goals for the organization: Win the World Series, Preserve and Improve Wrigley Field, and Be a Good Neighbor. For more information, visit www.cubs.com.

MEDIA CONTACT:

Julian Green

Vice President of Communications & Community Affairs

jgreen@cubs.com

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is more than 77 million households, and a variety of digital applications and websites commanding 54 million monthly unique visitors online. Tribune Media also includes Chicago’s WGN-AM, the national multicast networks Antenna TV and THIS TV, and Covers Media Group, an unrivaled source of online sports betting information. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds a variety of investments, including a 31% interest in Television Food Network, G.P., which operates Food Network and Cooking Channel.

MEDIA AND INVESTOR CONTACT:

Gary Weitman

SVP/Corporate Relations

312/222-3394

gweitman@tribunemedia.com